Bartel Eng Linn & Schroder
300 Capitol Mall, Suite 1100
Sacramento, California  95814
(916) 442-0400




                             May 30, 1996



Board of Directors
Humboldt Bancorp
701 Fifth Street
Eureka, California  95501

     RE:  Humboldt Bancorp
          FORM S-8

Gentlemen:

     We act as counsel to Humboldt Bancorp (the "Company"), a California corporation, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 127,484 shares of the Company's Common Stock (the "Shares") which will be issued by the Company pursuant to the Humboldt Bancorp Stock Option Plan and the Humboldt Bank Director Fee Plan sponsored by the Company (collectively the "Plans").

     For the purpose of rendering this opinion, we examined originals or photostatic copies of such documents as we deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

     Our opinion is limited solely to matters set forth herein. Attorneys practicing in this firm are admitted to practice in the State of California and we express no opinion as to the laws of any other jurisdiction other than the laws of the United States.


384.nks                     EXHIBIT 5.1

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     Based  upon  and  subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is a part thereof (the "Prospectus"), and the Prospectus delivery procedures with respect thereto, fulfill all of the requirements of the
Securities  Act,  throughout all  periods  relevant  to  the  opinion,  and
(ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, we are of the opinion that the Shares to be issued pursuant to the Plans upon receipt of
adequate   consideration   will  be  legally   issued,   fully   paid   and
nonassessable.

     We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                              Very truly yours,

                              BARTEL ENG LINN & SCHRODER,
                              A LAW CORPORATION


                              Bartel Eng Linn & Schroder